Exhibit 10.3

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

Between

PGI Drug Discovery LLC.

and

Amarantus BioScience Holdings Inc.

This License Agreement, effective as of the “Effective Date” (defined below), confirms the mutual understanding between PGI Drug Discovery LLC, a Delaware corporation having a place of business at 765 Old Saw Mill River Road, Tarrytown, NY 10591 (“PGI”) and Amarantus Bioscience Holdings, Inc., a Nevada corporation have a place of business at 675 Almanor Avenue, Sunnyvale, CA 94085 (“Amarantus”). In this Agreement, PGI and Amarantus may also be individually referred to as a Party and collectively as the “Parties.”

WHEREAS, PGI possesses or has rights to certain intellectual property including clinical and pre-clinical data concerning Licensed Compounds (defined below) for CNS related therapeutic applications (collectively the “Eltoprazine Program”);

WHEREAS, Amarantus wishes to license the Eltoprazine Program and to commercialize products therefrom; and

WHEREAS, PGI is willing to grant license rights to the Eltoprazine Program in the Territory (as defined below) pursuant to the terms of this Agreement.

NOW THEREFORE, in accordance with the foregoing, the Parties intending to be legally bound hereby agree as follows:

1.0	Definitions.

1.1	“Affiliates” shall mean, with respect to either Party, any corporation, company, partnership, joint venture or any other entity controlled by, controlling, or under common control with such Party and shall include any corporation, company, partnership, joint venture, or other entity at least fifty percent (50%) of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by such Party, and any corporation, company, partnership, joint venture, or other entity which owns or controls, directly or indirectly, at least fifty percent (50%) of the voting stock of such Party.

1.2	“Agreement” means this license agreement between Amarantus and PGI.

1.3	“Amarantus” shall mean Amarantus and its Affiliates.

1.4	“Amarantus Know-How” shall mean Know-How owned or controlled by Amarantus.

1.5	“Amarantus Patents” shall mean Amarantus owned or controlled patents and patent applications (a) containing at least one claim covering the structure, use, formulation and/or manufacture of Licensed Compound(s) or Licensed Product(s); and those (b) containing one or more claims covering processes and/or intermediates reasonably necessary or useful in the manufacture of Licensed Compound(s) or Licensed Product(s). Notwithstanding the foregoing, the Amarantus Patents shall exclude any patents and patent applications to the extent claiming any active ingredient other than a Licensed Compound and not including Licensed Compound.

1.6	“Asian Territory” shall mean Japan, Korea, China, and Taiwan.

1.7	“Combination Product” shall mean any Licensed Product containing one or more Licensed Compound(s) along with one or more additional active ingredients.

1.8	“Development Plan” shall mean Amarantus’ plan the main principles of which are set forth in Exhibit B for the development and commercialization of Licensed Product, as updated from time to time.

1.9	“Effective Date” shall mean the last date of the signatures below.

1.10	“Eltoprazine” shall mean [1-(2,3-dihydro-1,4-benzodioxin-5-yl)-piperazine hydrochloride].

1.11	“FDA” shall mean the US Food and Drug Administration or any successor entity and any applicable foreign equivalent entity within the Territory.

1.12	“Generic Competition” shall mean any entity other than Amarantus, its Affiliates or Sublicensees, that develops and/or markets/sells the same or equivalent active pharmaceutical ingredient(s) as contained in the Licensed Product(s) in any country where Amarantus, its Affiliates or Sublicensees are marketing the Licensed Product(s)

1.13	“Indemnitees” shall mean a respective Party’s directors, officers, employees and agents.

1.14	“Inventions” shall mean any inventions or discoveries, whether or not patentable, made by employees and/or agents of Amarantus or Affiliates of Amarantus (either solely or jointly with employees and/or agents of PGI or Third Parties) that pertain to Licensed Compounds.

1.15	“Know-How” shall mean information, data including without limitation preclinical and clinical data and results, manufacturing techniques, formulations, processes and unpatented inventions pertaining to Licensed Compounds or Licensed Products.

1.16	“Licensed Compound” shall mean Eltoprazine including all stereoisomers, polymorphs, prodrugs, analogs, active metabolites and salts of any of the foregoing along with any and all related compounds and analogs disclosed and claimed in Solvay Patents.

1.17	“Licensed Patents” shall mean PGI Licensed Patents, Solvay Licensed Patents and Veteran’s Administration Licensed Patents.

1.18	“Licensed Product(s)” shall mean any product or formulation of Licensed Compound or Combination Product.

1.19	“Licensed Technology” shall mean Licensed Patents and PGI Know-How.

1.20	“Major Country” shall mean the United States, Canada, the United Kingdom, Germany, France, Spain, Sweden, Denmark, Netherlands and Italy.

1.21	“Net Sales” shall mean the total amount received on account of sales of a Licensed Product by Amarantus, its Affiliates or Sublicensees to Third Parties in the Territory, less the following deductions to the extent actually allowed or specifically allocated to the Licensed Product by the selling party using generally accepted International Accounting Standards (“IAS”):

(i)	value added taxes, sales and excise taxes and duties paid or allowed by the selling party and any other governmental charges imposed upon the production, importation, use or sale of such Licensed Product;

(ii)	trade, quantity and cash discounts allowed on Licensed Product;

(iii)	allowances or credits allowed on account of rejection, withdrawal or recall of Licensed Product;

(iv)	freight and insurance costs, if they are included in the selling price for the Licensed Product invoiced to Third Parties or otherwise paid by Third Parties, including handling, provided always that such deduction shall not be greater than the balance between the selling price actually invoiced to the Third Party and the standard selling price which would have been charged to such Third Party for such Licensed Product exclusive of freight and insurance in the respective country.

Notwithstanding the foregoing, “Net Sales” shall not include amounts (i) for any Licensed Product furnished to a Third Party for which payment is not intended to be received, including without limitation, Licensed Products used in research and/or development or clinical trials and Licensed Products distributed as promotional and free goods, or (ii) from sales of Licensed Product between Amarantus, its Affiliates or Sublicensees, provided that Net Sales shall include the amounts received by such Affiliate or Sublicensees from Third Parties for the resale of such Licensed Product. In the event a Licensed Product is sold as a Combination Product, Net Sales attributable to the Licensed Product shall be calculated by multiplying the Net Sales (as described above) of the Combination Product by the fraction A divided by (A+B), in which A is the Gross Selling Price of the Licensed Compound contained in the Combination Product sold separately in commercial quantities in arms-length transaction quantities during the previous calendar quarter, and B is the sum of the Gross Selling Prices of other active ingredients contained in the Combination Product sold separately in commercial quantities in arms-length transaction quantities during the previous calendar quarter. In the event that no separate sales of either the Licensed Compound or any active ingredients contained in the Combination Product made during the applicable calendar quarter or if the Gross Selling Price cannot otherwise be determined, Net Sales allocable to the Licensed Compound and other active ingredient(s) contained in the Combination Product shall be determined in good faith by the Parties based on the relative value contributed by the Licensed Compound and active ingredient(s) in such Licensed Product, such agreement shall not be unreasonably withheld. If such agreement cannot be reached, either Party may refer the issue to resolution pursuant to Section 13.0. For purposes of the foregoing, “Gross Selling Price” means the weighted average gross price at which a product is sold to a Third Party, before discounts, deductions, credits, taxes or allowances; Gross Selling Price shall not take into consideration the price for any product sold or used for development purposes (including for clinical studies) or as samples or free goods (including, without limitation, product transferred in connection with patient assistance programs or other charitable purposes).

1.22	“PGI” shall mean PGI Drug Discovery LLC and its Affiliates.

1.23	“PGI Know-How” shall mean Know-How owned or controlled by PGI as of the Effective Date or generated by it thereafter.

1.24	“PGI Licensed Patents” shall mean PGI owned patents and patent applications listed in Exhibit A.

1.25	“Regulatory Approvals” shall mean and include licenses, permits, authorizations and approvals of, and registrations, filings and other notifications to, any governmental agency or department within the Territory, including, without limitation, the United States Food and Drug Administration and the EMEA/European Commission, as applicable, and including any requisite pricing and reimbursement approval, necessary or appropriate for the manufacture, production, distribution, marketing, sale and/ or use of Licensed Product within the Territory.

1.26	“Research Support” shall mean that compensation allocated to and identified with defined research and development efforts aimed at advancing Licensed Product(s) towards commercialization.

1.27	“Royalty Term” is defined in Section 4.8.

1.28	“Solvay” shall mean Solvay Pharmaceuticals B.V. Reference to Solvay under this Agreement, made for convenience and simple historical continuity, shall in fact mean AbbVie Inc. as the current assignee of the Solvay License.

1.29	“Solvay License” shall mean the License Agreement between PGI and Solvay dated February 26, 2006, which agreement, to the best knowledge of PGI, has been purchased by and assigned to the Global Pharmaceuticals Unit of Abbott Laboratories (“Abbott”) as part of Abbott’s purchase of Solvay in February 2011 and that under the Solvay License, Abbott now has the rights previously held by Solvay. Subsequently during 2012, as part of its reorganization announced October 19, 2011, Abbott assigned the Solvay License to AbbVie Inc. Reference to Solvay under this Agreement, made for convenience and simple historical continuity, shall in fact mean AbbVie Inc. as the current assignee of the Solvay License.

1.30	“Solvay Licensed Patents” shall mean the Solvay patent listed in Exhibit A and exclusively licensed to PGI.

1.31	“Sublicensee” shall mean any Third Party with whom Amarantus has entered into an agreement wherein Amarantus grants to such Third Party a sublicense under the Licensed Patents to, among other things, make and sell Licensed Products. For clarity, “Sublicensee” shall exclude any Third Party granted the right to serve as a distributor, wholesaler or reseller of Licensed Products without a grant of rights to act on its own behalf.

1.32	“Term” is defined in Section 7.1.

1.33	“Territory” shall mean worldwide excluding the Asian Territory.

1.34	“Third Party” shall mean any other party that is independent from Amarantus and PGI.

1.35	“VA License” shall mean the Patent License Agreement entered into by and between PGI and the Department of Veteran’s Affairs (“VA”) as of March 17, 2010

1.36	“Valid Claim” shall mean a claim of an issued and unexpired patent or a patent application pending no more than five years after the earliest date from which such application claims priority within the Licensed Patents which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been disclaimed or admitted to be invalid or unenforceable through reissue, re-examination or otherwise.

1.37	“Veteran’s Administration Licensed Patents” shall mean those Wolf patents/applications listed in Exhibit A assigned to The U.S. Government as represented by the VA and exclusively licensed to PGI through the VA License.

2.0	License.

2.1	License Grant. Subject to the terms and limitations of this Agreement, PGI hereby grants to Amarantus an exclusive license and sublicense in the Territory under Licensed Patents and PGI Know-How to develop, make, have made, use, offer for sale, sell, import and export Licensed Compound(s) and Licensed Products. Such license shall include the right to sublicense subject to PGI's approval, not to be unreasonably withheld or delayed, provided that so long as any such sublicense contains terms and conditions consistent with this Agreement, including those set forth in Section 2.2 below, such sublicense shall be deemed to be approved by PGI.

2.2	Sublicensing. Subject to the participation payment under Section 4.7 below, Amarantus shall have the right to grant written sublicenses to its Affiliates and Third Parties on conditions that the written sublicense agreement, consistent with the obligations under the Solvay License and the license with the Veteran’s Administration, incorporates the obligations of Amarantus under Sections 3.1, 3.2, 3.4, 4.5, 4.13 (except that Amarantus shall conduct any audit of a Sublicensee on behalf of PGI at PGI’s expense) and 8 of this Agreement. Amarantus shall provide PGI with complete copies of all sublicense agreements and any amendments to such agreements, which shall be marked and treated confidentially and reported (with requests for confidential treatment) to AbbVie and the VA as required pursuant to the Solvay License and the VA License, respectively.

2.3	Information Transfer. In furtherance of the rights and licenses granted by PGI to Amarantus under this Agreement, within thirty (30) days after the Effective Date of this Agreement, PGI will furnish to Amarantus full, unrestricted access to the data room including PGI Know-How. Amarantus shall not use any of the PGI Know-How furnished by PGI under this Section 2.3 for any purpose whatsoever except as specifically authorized in this Agreement, or as otherwise specifically authorized in writing by PGI.

2.4	Inventory Transfer. Following the Effective Date on a schedule to be reasonably and mutually agreeable, PGI shall transfer or cause to be transferred, such inventory of Eltoprazine as PGI may still possess as of the Effective Date (“Eltoprazine Inventory”).

2.5	Right to Reference/Assistance. PGI shall provide Amarantus with the right to access and/or reference in connection with its regulatory filings, all documentation, filings and other materials relevant to Licensed Compound(s) documentation owned or controlled by PGI and in its possession or to which PGI otherwise has reasonable access as of the Effective Date.

2.6	Notices Regarding Solvay License. PGI agrees to promptly provide a copy of this Agreement to Solvay after the Effective Date. PGI agrees to provide a written evidence of such notice to Amarantus immediately after such notice to Solvay.

3.0	PGI and Amarantus Obligations Including Diligence Obligations Required by Solvay, VA Licenses

3.1	Amarantus shall use commercially reasonable efforts to conduct testing of the Licensed Compound and to develop, manufacture, have manufactured, register and commercialize, by itself or through sublicensing efforts, the Licensed Product in the Territory. “Commercially reasonable efforts” as used herein shall mean such reasonable, diligent, good faith efforts of Amarantus to accomplish such objective as generally would be used in the pharmaceutical industry by companies of like size and available resources to accomplish a similar objective, for a product owned by it or to which it has rights, which is of similar market potential at similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the Licensed Compound or Licensed Product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors. Commercially reasonable efforts shall be mutually determined on a market-by-market basis and Licensed Product-by-Licensed Product basis, and it is anticipated that the level of efforts will change over time, reflecting changes in the status of the Licensed Product and the market involved, provided, however, such commercially reasonable efforts shall in any event require that Amarantus shall (i) promptly assign responsibility for such obligations to specifically identified and sufficiently qualified and experienced employees and consultants who are held accountable for progress and monitor such progress on an ongoing basis and report in writing at regular intervals in accordance to the Development Plan, (ii) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations in accordance to the Development Plan, and (iii) consistently implement decisions taken by it and allocate available human, financial and organizational resources designed to advance progress towards each of these objectives. Amarantus shall regularly, clearly, and in reasonable detail record evidence of compliance with each items (i) through (iii) above in research and development plans, laboratory and other logbooks, reports, and other normally used documentation in the pharmaceutical business all in accordance with standard scientific procedures. Without limiting the generality of Amarantus’ effort obligations under this Section 3.1, Amarantus shall forthwith at the appropriate time (A) apply for all reasonable Regulatory Approvals in the Major Countries following completion of all appropriate clinical trials and (B) make the first commercial sale of the Licensed Products in the Major Countries as soon as commercially feasible following the issuance of the Regulatory Approvals required for the manufacturing, distribution, marketing, sale and use of the Licensed Products in the respective Major Country and if appropriate, the completion of reimbursement negotiations. If, in any particular country of the Major Countries, Amarantus, or as the case may be its Affiliates or Sublicensees, to PGI’s sole reasonable discretion at any time during the term of this Agreement, fail to use commercially reasonable efforts to develop, make, have made, use, offer for sale, sell, import and export Licensed Products, PGI shall be entitled to make the license granted pursuant to Section 2.1 of this Agreement in such country non-exclusive or shall have the right to terminate the license as to such country, both upon written notice to Amarantus unless Amarantus shall have taken material steps to cure any deficiency in such efforts which have been specified in such written notice. If the Parties are in disagreement whether commercially reasonable efforts have been used, and the Parties are unable to reach amicable agreement on such issues after involving its respective upper management, then the matter shall be submitted for resolution pursuant to the mechanism set forth in Section 13. In the event of a determination that a Party has failed to use reasonable commercial efforts, the only legal remedy for such a determination shall be conversion of the license in the applicable countries of the Territory to a non-exclusive right, or termination of the applicable license, as provided herein, unless the Party failing to use commercially reasonable efforts shall promptly have undertaken material steps to cure such deficiency.

3.2	Within one hundred twenty (120) days after the Effective Date Amarantus shall submit to PGI Amarantus’ Development Plan along the main principles set forth in Exhibit B defining the matter referred to in Section 3.1(i)-(ii) hereinabove for approval which shall not be unreasonably withheld or delayed. Failure of PGI to respond within thirty (30) business days shall be deemed approval. Amarantus shall reasonably include in its Development Plan any reasonable comments PGI may have. Any update of the Development Plan shall be subject to PGI’s prior written approval, which will not be unreasonably withheld or delayed beyond thirty (30) business days after which the update shall be deemed approved. Amarantus shall submit to PGI a copy of any Development Plan received by Amarantus under any sublicense agreement subject to reasonable confidentiality restrictions requested by the Sublicensee.

3.3	PGI shall reasonably cooperate with Amarantus to assist in the transfer of PGI Know-How and the transition of development efforts following the Effective Date for up to six (6) months without any cost to Amarantus save for reasonable traveling, boarding and food expenses required in connection with PGI personnel related travel at Amarantus’ request. At Amarantus’ reasonable request thereafter, PGI will reasonably assist consistent with its personnel resources with further Know-How transfer and implementation thereof subject to Amarantus agreeing to pay PGI its standard fees with respect thereto.

3.4	Royalty Reporting. After the first commercial sale in the Territory, Amarantus shall furnish PGI with quarterly reports of all Net Sales of Licensed Products under this Agreement. Each such quarterly report shall (i) be furnished to PGI together with payment of royalties in accordance with Section 4.4 within thirty (30) days after the close of the calendar quarter to which it corresponds or forty-five (45) days with respect to reporting and payment pursuant to any sublicense; and (ii) state Amarantus', its Affiliates' and applicable Sublicensees' total revenues from sales of the Licensed Products, broken down by country, during the calendar quarter, the Net Sales derived by Amarantus, its Affiliates and its licensees from such sales, the royalties payable by Amarantus to PGI with respect to such Net Sales pursuant to Section 4.4 of this Agreement, the calculations that determine the royalty due hereunder, the exchange rate used, all other information necessary to account for and accurately compute all compensation due PGI under this Agreement. The amounts shown due in such report shall accompany the report in accordance with Section 4.10. In addition, commencing as of the calendar year following the date of the first commercial sale in the Territory, Amarantus shall provide PGI within thirty (30) days, or forty-five (45) days with respect to comparable reporting by any Sublicensee, after the close of a calendar year with a summary of its marketing activities performed in the Major Countries in the previous calendar year and its marketing plans and a sales forecast for that calendar year.

3.5	Amarantus will be responsible for all additional product development and regulatory activities, and all product development and associated costs for Licensed Products.

4.0	Financial Terms. Amarantus shall make payments to PGI in accordance with the following:

4.1	Upfront Payment. In consideration for the rights and licenses granted by PGI to Amarantus under this Agreement, Amarantus shall pay to PGI a signing fee of [*] US dollars (US$ [*]), payable within twenty (20) business days after the Effective Date.

4.2	Research and Inventory Payments.

a.	Amarantus shall partially reimburse PGI for the costs incurred in earlier research and management of CIAS, ADHD and levodopa induced dyskinesia (LID) clinical trials with a research support payment, payable within twenty (20) business days after the Effective Date, of [*] US dollars (US$ [*]), comprising either all cash, or cash and up to [*] US dollars ($[*]) worth of restricted Amarantus shares whose value shall be determined using the volume weighted share price for the twenty day period immediately preceding the Effective Date in accordance with the Securities Purchase Agreement to be entered into by the Parties.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

b.	Amarantus shall reimburse PGI for the Eltoprazine Inventory and PGI’s optimization of the manufacturing process for Eltoprazine in an amount equal to [*] dollars ($[*]) payable upon (i) initiation of a Phase IIb clinical study, or (ii) upon six (6) months after the Effective Date, whichever occurs first; provided that pursuant to Section 2.4, PGI shall have delivered to Amarantus the Eltoprazine Inventory previously made and stored in compliance with specifications previously provided to Amarantus.

4.3	Milestones. In addition to the payments specified in Sections 4.1 and 4.2 hereof and as further consideration for the rights and licenses granted by PGI to Amarantus under this Agreement, Amarantus shall make the following milestone payments to PGI:

(i)	Upon successful completion of the first phase IIb clinical study: [*] US dollars (US$ [*]); and

(ii)	Upon submission of a New Drug Application (“NDA”) to the United States Food and Drug Administration or an equivalent agency if the first comparable submission is made outside the U.S.: [*] US dollars (US$ [*]).

(iii)	For purposes of clarification, if the lead Licensed Compound is discontinued for any reason and a backup Licensed Compound developed in its stead, the milestone payments will resume where those from the lead Licensed Compound were discontinued such that each milestone payment shall only be due and paid once by Amarantus under this Agreement.

4.4	Royalties on Amarantus Net Sales. As further consideration for the rights and licenses granted by PGI to Amarantus under this Agreement, Amarantus shall pay royalties to PGI equal to [*] percent ([*]%) of the annual worldwide aggregate Net Sales by Amarantus, its Affiliates and Sublicensees. In countries (i) in which the Licensed Product is not covered by a Valid Claim, or, (ii) such Licensed Product has Generic Competition in such country and further provided such generics in the aggregate achieve a market share in wholesale unit volume of at least [*] percent ([*]%) in such country, the applicable royalty rate for Licensed Products sold in such country shall be half the rate that would be applicable otherwise.

4.5	Milestone Reporting. Amarantus shall inform PGI as soon as possible of a milestone having been met, however not later than within five (5) days following the occurrence of the milestone event or the reporting by a Sublicensee of the occurrence of such milestone event. Milestone payments are to be paid within thirty (30) days after Amarantus’ receipt of an invoice issued by PGI for such milestone payment.

4.6	Payments Non-Refundable. Except as provided in Section 7.3.3, all fees payable by Amarantus to PGI under this Article 4 hereof are non-refundable upon expiration or termination of this Agreement for any reason whatsoever. None of the fees paid by Amarantus to PGI under Sections 4.1, 4.2 and 4.3 may be credited against any of Amarantus’ payment obligations under Sections 4.4 hereof.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

4.7	Sublicense Participation Payments. In case Amarantus grants sublicenses under the license granted under Section 2.1 hereof, Amarantus shall make to PGI a participation payment of any lump sum, periodic or other consideration (other than royalties on Net Sales) received by Amarantus from Sublicensees in consideration of the grant of such sublicense including, but not limited to, advance royalties, sublicensing fees, marketing rights, or other consideration paid for the authorization to use the Licensed Patents and/or promote PGI Know-How to develop, manufacture, have manufactured, market, distribute, advertise, promote, use, sell or offer for sale Licensed Products but excluding any Research Support payment amounts received as (i) payment reasonably allocable to grants of rights to technology owned or controlled by Amarantus other than the Licensed Technology; (ii) consideration for the supply of products or other materials provided by Amarantus to the Sublicensee; and (iii) payment for the sale of substantially all of the business or assets of Amarantus (whether by merger, sale of stock, or sales of assets or otherwise) to which this Agreement pertains. For the avoidance of doubt, the foregoing clause (iii) shall not apply in the event all or substantially all of the business or assets of Amarantus is limited to only eltoprazine and associated intellectual property. The participation payment shall be [*] percent ([*]%) for any sublicenses granted after the Effective Date. For the avoidance of doubt, the foregoing obligation shall not apply in respect of any sums received from Sublicensees on which Amarantus has paid or is obliged to pay royalties pursuant to Section 4.4 hereof, but shall be creditable against the milestone payments in Section 4.3.

4.8	Royalty Term. Royalty payments under Section 4.4 shall be made on a country-by-country and a Licensed Product-by-Licensed Product quarterly basis until the later of (i) expiration or other termination of all Licensed Patents containing one or more Valid Claims in such country that would be infringed by the manufacture, formulation, importation, use or sale of Licensed Products in such country, or (ii) ten (10) years after the date of first commercial sale of such Licensed Product in the respective country.

4.9	Currency Conversion. All payments by Amarantus to PGI under this Agreement shall be paid in US Dollars to the bank account details as set forth in Exhibit C. In the event that any consideration or Net Sales invoiced by Amarantus, its Affiliates or its Sublicensees are received in any currency other than U.S. dollars, for purposes of calculating the consideration or royalties payable by Amarantus under Sections 4.3, 4.4 and 4.7 hereof, such amounts shall be converted into U.S. dollars at the rate of exchange between the currency in which such Net Sales were received and the U.S. dollar prevailing rate as set by Citibank, NA at noon on the last day of the calendar quarter in which such amounts or Net Sales were received by Amarantus, its Affiliates or its Sublicensees.

4.10	Timing of Payments. Royalties and participation payments, payable under Sections 4.4 and 4.7 shall be paid on a calendar quarterly basis. Each payment by Amarantus due under Sections 4.4 and 4.7 shall be paid within thirty (30) days after the close of the calendar quarter to which it corresponds or sixty (60) days after the close of the calendar quarter to which it corresponds with respect to reporting and payment pursuant to any sublicense.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

4.11	Late Payments. In the event that any fee payable by Amarantus under this Agreement is not paid to PGI on or before the due date therefore, as specified herein, the unpaid overdue amount shall bear interest, at a rate equal to the LIBOR rate plus four (4) percentage points, or at the maximum interest rate permitted by law, whichever is lower.

4.12	Taxes. All payments by Amarantus to PGI under this Agreement shall be paid in full, without deduction for any sales, use, excise or other similar taxes. All payments are exclusive of value added tax, which shall if applicable, be invoiced separately. In the event that Amarantus is required to withhold any taxes on any amount payable to PGI hereunder, under the applicable laws of any country within the Territory, Amarantus shall at PGI’s request use all commercially reasonable efforts to obtain and furnish PGI with official tax receipts, or other evidence of payment of such withholding taxes, sufficient to permit PGI to demonstrate the payment of such withholding taxes, in order to establish PGI’s right to a credit for such withholding taxes against PGI’s income tax liability. Amarantus shall provide PGI, with all assistance reasonably requested by PGI in connection with any application to any competent tax authorities in any country within the Territory to qualify for the benefit of a reduced rate of withholding taxation under any applicable Double Tax Treaty.

4.13	Reports and Audits. For the term of this Agreement and for a term of five (5) years after a quarterly report under Section 3.4 above is due, Amarantus (or its applicable Affiliate or Sublicensee(s)) shall maintain complete and accurate books and records of account, in accordance with generally accepted accounting principles, of all transactions and other business activities under this Agreement, sufficient to confirm the accuracy of all reports furnished by Amarantus to PGI under Section 3.4 hereof which accuracy shall be confirmed by certification from an authorized officer of Amarantus, and all payments by Amarantus to PGI under this Article 4.0. Upon reasonable written notice to Amarantus an independent, certified public accountant of international repute, designated by PGI and reasonably acceptable to Amarantus, and under standard confidentiality obligations to Amarantus, shall have the right once per calendar year to audit such previously unaudited (by PGI) books and records of account of Amarantus, solely in order to confirm the accuracy and completeness of all such reports and all such payments. PGI shall bear all costs and expenses incurred in connection with any such audit; provided, however, that if any such audit reveals a variance of four percent (4%) or more between the total amount of payments actually due and the amount of payments made to PGI, then, in addition to paying the full amount of such underpayment, plus accrued interest in accordance with Section 4.11 hereof, Amarantus shall reimburse PGI for all such external costs and expenses reasonably incurred.

4.14	Only One Royalty Payable. No more than one royalty shall be paid per unit of Licensed Product regardless of the number of patents, which may be deemed to cover such Licensed Product, or the number of countries involved in its manufacture, use and/or sale.

5.0	Improvements; Patent Prosecution and Costs; Additional Veteran’s Administration License Terms; Data and Improvement Sharing

5.1	First Right for Co-Marketing per Solvay License. In the event that Amarantus shall need a marketing partner in any particular country for Licensed Product intended to be commercialized in such country, Solvay shall have the first right to negotiate for co-marketing or co-promoting rights in such country(ies) provided that Solvay can demonstrate that it has a significant presence in such country and the capacity to fully exploit such Licensed Product(s) to the target population. Amarantus will provide Solvay with thirty (30) days’ notice of its need of a marketing partner, and if Amarantus and Solvay do not enter into good faith term sheet negotiations within such thirty day period, Amarantus shall be free to negotiate with any other third party marketing partner.

5.2	Improvements. As between the Parties, all right, title and interest to inventions and improvements made by or on behalf of Amarantus in the course of conducting activities under this Agreement (solely or jointly with PGI) and all intellectual property rights therein, including any Amarantus Know-How and Amarantus Patents, shall be solely owned by Amarantus, and PGI hereby assigns to Amarantus all right, title and interest in and to any and all such inventions and improvements.

5.3	Prosecution; Maintenance. PGI shall be responsible, using counsel of its choice, for preparing, prosecuting and maintaining the PGI Licensed Patents and for maintaining the Veteran’s Administration Licensed Patents (“Prosecution Activities”) during the Term of this Agreement. Amarantus shall reimburse PGI for all Third Party costs and expenses associated with such Prosecution Activities (the “Prosecution Costs”) incurred by PGI during the Term which are associated with reasonable Prosecution Activities in the Territory. PGI shall keep Amarantus reasonably apprised of all material written correspondence to and from the relevant patent offices governing rights in the Territory in a manner to permit Amarantus to comment thereon. PGI shall take into due and reasonable consideration all such comments and shall incorporate same as determined in its sole discretion, exercised reasonably, prior to submitting its correspondence, submissions and filing to the patent offices with respect to PGI Licensed Patents and, shall relay to the Veteran’s Administration such comments with respect to Veteran’s Administration Licensed Patents. If PGI determines to abandon any claims of any Licensed Patent anywhere in the Territory, then PGI shall provide Amarantus with notice at least sixty (60) days prior to the date such abandonment would become effective. In such event, to the extent PGI has the right to authorize Amarantus to do so, Amarantus shall have the right, at its option, to control the prosecution and maintenance of such claims at its own expense.

5.4	Veteran’s Administration License Requirements. In addition to diligence and other rights and requirements set forth in the VA License, a copy of the relevant terms of which has been separately provided to Amarantus and which Amarantus hereby acknowledges, the following provisions are included herein as required by the VA for all Licensed Products for which the sublicensed Veteran’s Administration Licensed Patents are pertinent and such are to be further included in any further sublicenses granted by a Sublicensee:

5.4.1	VA reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license to practice Veteran’s Administration Licensed Patents or have Veteran’s Administration Licensed Patents practiced throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. In the exercise of this license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. §552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party.

5.4.2	Amarantus agrees that products used or sold in the United States embodying Licensed Products or produced through use of a VA licensed process shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from VA or Amarantus can demonstrate that under the circumstances domestic manufacture is not commercially feasible.

5.4.3	If applicable, VA retains the right in exceptional circumstances, and in the event that Veteran’s Administration Licensed Patents are Subject Inventions made under a CRADA, the Government, pursuant to 15 U.S.C. §3710a(b)(1)(B), to require Amarantus to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the Veteran’s Administration Licensed Patents in the Field on terms that are reasonable under the circumstances, or if Amarantus fails to grant this license, the Government retains the right to grant the license itself. The exercise of these rights by the Government shall only be in exceptional circumstances and only if the Government determines:

5.4.3.1	the action is necessary to meet health or safety needs that are not reasonably satisfied by Amarantus;

5.4.3.2	the action is necessary to meet requirements for public use specified by Federal regulations, and these requirements are not reasonably satisfied by Amarantus; or

5.4.3.3	Amarantus has failed to comply with an agreement containing provisions described in 15 U.S.C. §3710a(c)(4)(B); and

5.4.3.4	The determination made by the Government under this Paragraph 5.4 is subject to administrative appeal and judicial review under 35 U.S.C. §203(2).

For clarity, to the extent that Amarantus does not have the right to grant sublicenses under the Veteran’s Administration Licensed Patents to a Sublicensee, then PGI will grant such license to the applicable Sublicensee on behalf of Amarantus; provided that no additional consideration will be due PGI with respect to such license.

5.5	Data and Improvement Sharing Outside Territory. PGI shall obtain and grant and hereby grants to Amarantus the exclusive, non-royalty bearing right in the Territory under Eltoprazine-related data and improvements (including its use or manufacture) generated or developed in the Asian Territory during the Term by or on behalf of PGI to make, have made, use, sell, offer for sale, and import Licensed Products, and to otherwise practice and exploit such data and improvements in the Territory, and in reciprocity, Amarantus shall grant and hereby grants to PGI the exclusive, non-royalty bearing right in the Asian Territory under Eltoprazine-related data and improvements (including its use or manufacture) generated or developed in the Territory during the Term by or on behalf of Amarantus to make, have made, use, sell, offer for sale, and import Licensed Products, and to otherwise practice and exploit such data and improvements in the Asian Territory, provided that Amarantus will be granted a right to the return of all rights to such data and improvements granted in the Asian Territory in the event the applicable license in the Asian Territory which includes rights to such data and improvements is terminated.

6.0	Patent Enforcement and Defense.

6.1	Infringers. Each Party shall inform the other promptly in writing of any alleged infringement of any of Licensed Patents by a Third Party, including all details then available. Amarantus or its Sublicensee, if any, shall have the first right exercisable in its discretion, but shall not be obligated, to prosecute at its own expense any such infringement relating to the PGI Licensed Patents. PGI shall cooperate fully by joining as a party plaintiff at its own expense if required to do so by law to maintain such action and by executing and making available such documents as may reasonably be requested. No settlement, consent judgment or other voluntary final disposition of the suit which raises any adverse consequences upon the PGI Licensed Patents or the revenue PGI may be entitled to receive hereunder may be entered into without PGI’s explicit prior written consent, which shall not be unreasonably withheld or delayed. A delay beyond thirty (30) days shall be considered consent.

6.1.1 Infringement of Third Party Rights.

Defense of Third Party Claims. If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, use, sale, offer for sale or import of any Licensed Compound or Licensed Product in the Territory, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim along with the related facts in reasonable detail. In such event, unless the Parties otherwise agree, Amarantus or its Sublicensee, if any, shall have the first right, but not the obligation, to control such defense with respect to such Licensed Compound or Licensed Product, in which case PGI shall cooperate with Amarantus at Amarantus’ reasonable request and shall have the right, at its own expense, to be represented separately by counsel of its own choice, provided that if the claim relates primarily to the practice of a PGI Licensed Patent licensed to Amarantus by PGI under this Agreement, then PGI shall have the first right, but not the obligation to defend against any such claim, and if such claim relates to a Veteran’s Administration Licensed Patent or Solvay Licensed Patent then the applicable terms in the respective agreements pertaining to such Licensed Patents shall govern, and Amarantus shall cooperate at PGI’s reasonable request, in such defense and shall have the right, at its own expense, to be represented by counsel of its own choice. If either Party fails to accept control of the defense of a claim for which it has the first right to control defense hereunder within thirty (30) days after receiving or giving notice thereof to the other Party to this Section, then the other Party shall have the right, but not the obligation, to defend against such claim. The Party that does not control defense of a claim hereunder shall cooperate with the controlling Party, at the controlling Party’s reasonable request and expense, in any such defense and shall have the right, at its own expense, to be represented by counsel of its own choice.

Settlement of Third Party Claims. The Party that controls the defense of a given claim with respect to Licensed Compound or Licensed Product shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the prior consent of the other Party if such settlement would adversely affect the rights and benefits of, or impose or adversely affect any obligations on, the other Party.

6.1.2	Recoveries. Recoveries or reimbursements from infringement actions shall be distributed as follows: (i) Amarantus and PGI shall be reimbursed for their respective litigation costs; (ii) any remaining recoveries or reimbursements shall be retained by Amarantus and shall be subject to payment of royalties pursuant to Article 4 hereof as if the retained recovery or reimbursement were Net Sales by Amarantus.

6.1.3	Right to Pursue. If PGI has not taken legal action based on PGI Licensed Patents, within one hundred twenty (120) days of written notification from Amarantus of infringement thereof, or if PGI elects not to continue prosecuting any legal action against an infringer of PGI Licensed Patents, Amarantus shall have the right, but shall not be obligated, to prosecute at its own expense such infringement, and PGI may join Amarantus as a plaintiff at the expense of PGI. In any infringement action so commenced or continued by Amarantus, all recoveries shall be distributed as described in Section 6.1.2.

6.2	Declaratory Judgment/Oppositions. Subject to the provisions of Section 6.1, if any declaratory judgment, opposition or other legal action alleging invalidity or non-infringement of any of the Licensed Patents, shall be brought against either Party (solely or together with the other Party), then each Party shall be responsible for controlling the defense of its respective Licensed Patents at its expense but shall reasonably consider input from the other Party. If one Party elects not to defend, then the other Party, at its expense, may take over the defense for such Party.

6.3	Amarantus Enjoined. If Amarantus is threatened, enjoined or otherwise prohibited from making, having made, importing, exporting, using, offering for sale or selling any Licensed Product as a result of alleged infringement of a Third Party patent in any country of the Territory, then (i) Amarantus shall be excused from any commercially reasonable efforts required in connection with such Licensed Product and shall have the immediate right to cease making, using or selling the Licensed Product in the applicable country; and (ii) Amarantus shall have the right to delete such country from the Territory on ten (10) days prior written notice and upon such deletion shall have no further right under applicable Licensed Patents and PGI Know-How to make, use and sell Licensed Product in such deleted country.

6.4	Cooperation. PGI and Amarantus agree to cooperate in any patent infringement, opposition or in any reissue or reexamination proceedings related to the Licensed Patents and to make their respective employees, documents and records available as needed on a timely basis. PGI agrees to fully cooperate with Amarantus at its request in having PGI Licensed Patents listed in the FDA Orange Book. Each Party shall bear its own costs incurred in any opposition, re-issue or re-examination proceeding the Licensed Patents, unless expressly agreed otherwise in this Agreement.

7.0	Term; Termination.

7.1	Term. Unless terminated earlier pursuant to this Article 7.0, the term of this Agreement shall commence on the Effective Date and continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis, until the expiration of the last applicable Royalty Term for all Licensed Products in all countries (“Term”).

7.2	Right to Terminate.

7.2.1	The Parties may terminate this Agreement by mutual written agreement.

7.2.2	Amarantus shall have the right upon sixty (60) days written notice to terminate its development and/or marketing of Licensed Compounds and Licensed Products hereunder.

7.2.3	Both Parties shall have the right to terminate this Agreement upon sixty (60) days written notice due to material breach by the other Party provided:

(i)	that such written notice specifies the material breach complained of;

(ii)	that such material breach has not been cured, or substantial steps taken to cure such material breach and such is not the subject of a dispute pursuant to Section 14; and

(iii)	for clarity, any such termination shall not be effective until final resolution of any dispute with respect to the applicable breach pursuant to Section 13.0.

7.2.4	Amarantus shall have the right upon five (5) business days written notice to terminate this Agreement if PGI fails to provide notice to Solvay as provided in Section 2.6.

7.3	Effect of Termination

7.3.1 In the event of termination by Amarantus pursuant to Section 7.2.2 or termination by PGI pursuant to Section 7.2.3, and upon thirty (30) days written notice from PGI to Amarantus regarding PGI’s intent to continue development and/or commercialization of Licensed Products in the Territory, Amarantus shall grant to PGI a worldwide, fully paid up, non-exclusive right and license under and to all Amarantus Patents and Amarantus Know-How to develop, make, have made, use, sell, offer for sale, import and export Licensed Compounds and Licensed Products in the Territory.

7.3.2 In the event of a termination under Section 7.2 and PGI does not exercise its rights to continue development and/or commercialization under Section 7.2.1, then this Agreement shall fully terminate save for any payment obligations accruing before, and remaining unpaid at, the effective date of termination and save for any obligations which by their terms survive termination.

7.3.3 In the event of a termination under Section 7.2.4, then PGI shall refund to Amarantus any payments made by Amarantus pursuant to Sections 4.1 or 4.2 as of the date of termination.

8.0	Confidentiality. Each Party agrees to keep confidential and not to use, except for the purposes of this Agreement, information from the other which is identified as Confidential or which under the circumstances would be commonly understood to be confidential. These obligations of confidentiality and non-use shall continue at all times during the Term of this Agreement and for seven (7) years thereafter but shall not apply to information which (i) is in the public domain by use and/or publication before its receipt from the disclosing Party; (ii) was already in the receiving Party’s possession prior to receipt from the disclosing Party as evidenced by its prior physical records; (iii) becomes part of the public domain subsequent to its receipt from the disclosing Party other than by breach by the receiving Party hereunder; (iv) is required to be disclosed by court order; or (v) is properly obtained by the receiving Party from a Third Party which has a valid right to disclose such information to the receiving Party without an attached confidentiality obligation.

9.0	Representations and Warranties:

9.1	PGI makes the following representations and warranties with respect to this Agreement:

9.1.1	Corporate Power and Authorization: PGI represents and warrants that it is duly organized, validly existing and in good standing under the laws of the State of Delaware, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments, or encumbrances in existence that are inconsistent with the provisions of this Agreement.

9.1.2	Licensed Activity: PGI represents and warrants that Exhibit A includes a complete list of all relevant PGI Licensed Patents with respect to Licensed Compound(s), that it has full and complete right, title and interest to such patents and that there are and have been no conflicting claims with respect to ownership thereof; and that all inventors thereof have assigned their full right, title and interest thereto to PGI.

9.1.3	Enforceable. To the best of PGI’s knowledge, the PGI Licensed Patents have been maintained during their full patent term and are not invalid or unenforceable, in whole or in part except to the extent they have reached the end of their term and that PGI owns the PGI Licensed Patents and has the right to enforce same.

9.1.4	Diligence. To the best of PGI’s knowledge, as of the Effective Date, PGI has disclosed to Amarantus all information in PGI’s possession regarding Licensed Compound(s) and related PGI Know-How.

9.1.5	No Claims. There are no claims, judgments or settlements against or owed by PGI or pending or threatened claims or litigation relating to the PGI Licensed Patents or PGI Know-How.

9.1.6	Sublicensed Patents. PGI makes no warranties regarding the validity or enforceability of Solvay Licensed Patents or Veteran’s Administration Licensed Patents which PGI has licensed and sublicensed hereunder as it does not own such patents and has not, and does not control the prosecution of patent applications contained therein. However, to the best of its knowledge, PGI possesses no material information which would support a reasonable basis to conclude that any patents or patent applications contained within Solvay Licensed Patents or Veteran’s Administration Licensed Patents are invalid or unenforceable.

9.2	Amarantus makes the following representations and warranties with respect to this Agreement:

9.2.1	Corporate Power and Authorization: Amarantus represents and warrants that it is duly organized, validly existing and in good standing under the laws of Nevada, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement.

9.2.2	Licensed Activity. Amarantus represents and warrants that it owns or controls the full and complete right, title and interest to Amarantus Patents and Amarantus Know-How and can grant the grant-back license rights specified in Section 7.3.1.

9.2.3	No Claims. There are no claims, judgments or settlements against or owed by Amarantus or pending or threatened claims or litigation relating to the Amarantus which could materially impact its ability to satisfy its obligations under this Agreement.

9.2.4	No Conflicting Agreements. Amarantus represents and warrants that neither it nor any of its Affiliates is party to any agreement which would be inconsistent with its obligations under this Agreement or which would conflict with this Agreement.

10.0	Liability. Each Party warrants that as of the Effective Date hereof it has the right to deliver its respective patents and know-how for licensing to the other Party hereunder and to a Third Party as part of a sublicense and shall indemnify, defend and hold the other Party and its Indemnitees harmless against any breach of such warranty and any claims arising out of its actions or failure to act under this Agreement. For this indemnity to be effective, the Party requesting indemnification must provide to the indemnifying Party timely knowledge of any such claim and the full opportunity to defend against such claim. EACH PARTY RECOGNIZES THAT THE LICENSED PATENTS AND KNOW-HOW ARE SUPPLIED “AS IS” AND ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. EACH PARTY ACKNOWLEDGES THAT THE NEW THERAPEUTIC APPLICATIONS FOR ELTOPRAZINE ARE UNPROVEN, THAT IT MAY FAIL PRE-CLINICAL OR CLINICAL DEVELOPMENT, MAY NOT SUCCEED IN THE MARKETPLACE AND THAT THE COMBINED INTELLECTUAL PROPERTY PACKAGE MAY BE UNLICENSABLE OR MAY NOT PROTECT LICENSED PRODUCTS IN THE MARKETPLACE AND THAT THE TERMS OF ANY LICENSE TO A THIRD PARTY MAY DEVIATE SUBSTANTIALLY FROM THOSE WHICH MAY BE ANTICIPATED BY THE PARTIES. PGI MAKES NO WARRANTY THAT THE LICENSED PATENTS COMPRISE ALL THE PATENTS THAT MAY BE NEEDED REGARDING ANY LICENSED PRODUCT, ITS MANUFACTURE OR USE FOR ANY PARTICULAR INDICATION. Amarantus recognizes that a breach of the provisions of the respective licenses to the Solvay Licensed Patents and the Veteran’s Administration Licensed Patents by Amarantus as sublicensee could result in loss of the respective Licensed Patents or rights to use related data. Each Party agrees that neither Party shall have any liability to the other for special, consequential or punitive damages or for lost profits. Notwithstanding anything herein to the contrary, neither Party shall have any liability to the other in excess of any amount it has received or paid under this Agreement.

10.1 Amarantus shall defend, indemnify and hold PGI, Solvay, and the VA, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage resulting from Third Party claims in connection with or arising out of:

(a)	the use by or on behalf of Amarantus, its Sublicensees, directors, employees, or Third Parties of any Licensed Patents or PGI Know-How; or

(b)	the design, development, testing, manufacture, distribution, or use of any Licensed Products, processes or materials by Amarantus, or other products or processes developed in connection with or arising out of the Licensed Patents.

11.0	Survival. The provisions of Sections 7.3, 8, and 10-20 and all definitions relating thereto shall survive termination or expiration of this Agreement.

12.0	Notices. Any notices required or provided by the terms of this Agreement shall be in writing, addressed in accordance with this paragraph, and shall be delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid or by nationally-recognized express courier services providing evidence of delivery. The effective date of any notice shall be the date of first receipt by the receiving Party. Notices shall be sent to the address first given above or to such other address/addressee as the Party to whom notice is to be given may have provided to the other Party in writing in accordance with this provision.

If to PGI:	President and CEO

With copy to:	General Counsel

If to Amarantus:	President

With copy to:	General Counsel

13.0	Governing Law/Dispute Resolution. This Agreement shall be construed in accordance with the laws of The State of New York, and the patent laws of the respective country granting the patent in question, without reference to provisions of conflicts of laws. Any dispute between the parties arising under or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts of the Second Circuit sitting in New York City, NY, for all matters in the event that the Parties’ respective Presidents are unable to resolve the dispute within sixty (60) days after a written invitation by one to the other to do so.

14.0	Entire Agreement. This Agreement, together with the Exhibits attached hereto and specifically referenced herein, Master Services Agreement, Ancillary Agreement and Securities Purchase Agreement constitute the entire agreement between the Parties with respect to the subject matter set forth herein and supersede and replace any and all previous arrangements and understandings, whether oral or written, between the Parties. The Parties acknowledge that this Agreement is subject to the applicable terms of the Solvay License and the VA License as expressly provided for in this Agreement. Any amendment or modification to this Agreement shall be of no effect unless made in a writing signed by an authorized representative of each Party.

15.0	Publicity/Use of Names. The Parties shall as soon as practicable after the Effective Date issue a press release substantially of the form set forth in Exhibit D hereto. In addition, the Parties shall have the right to make public announcements regarding material developments concerning Licensed Products. Except as aforesaid, no disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name of the other Party without the prior express written permission of the other Party, except as may be required by law and except that each Party shall have the right to identify the other and the general nature of this Agreement in order to facilitate the purposes hereof but in such case no information shall be provided publicly with respect to the financial terms except as permitted above.

16.0	Assignment. Amarantus may not assign its rights (other than the right to receive money) or obligations under this Agreement without the prior written consent of PGI. Any such purported assignment shall be void except that Amarantus shall have the right to assign without prior consent to an Affiliate or entity acquiring all or substantially all the business to which this Agreement pertains. PGI may not assign its rights (other than the right to receive money) or obligations under this Agreement without the prior written consent of Amarantus. Any such purported assignment shall be void except that PGI shall have the right to assign without prior consent to an Affiliate or entity acquiring all or substantially all the business to which this Agreement pertains. In any assignment, the assignor shall guarantee the performance of the assignee to the other Party hereto.

17.0	Severability. The provisions of this Agreement are severable, and if any provisions hereof shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

18.0	Force Majeure. Neither Party shall be liable to the other or deemed in default hereunder for failure or delay in fulfilling its obligations hereunder when such failure or delay is due to causes beyond the control of the Party including without limitation, acts of God; war; civil commotion; terrorism; destruction of facilities by fire, flood, earthquake or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. The Party so affected shall give notice to the other Party and to the extent reasonably possible shall use reasonable efforts to minimize the duration of any force majeure.

19.0	Independent Contractor. The relationship between PGI and Amarantus is one of independent contractor and not one of partnership, principal and agent, employer and employee, joint ventures or otherwise. Neither Party shall have the power or right to bind or obligate the other.

20.0	First Right of Offer. PGI agrees that Amarantus shall have the first right to offer to buy out PGI’s rights in Eltoprazine and Licensed Technology in the Territory under terms to be negotiated in good faith subject to the restrictions in applicable license agreements including the Solvay License, the VA License and 2nd Restated and Amended Agreement Between PsychoGenics Inc. and ReqMed Company, Ltd. dated August 31, 2003 concerning the Asian Territory.

Signature page follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date of the last signature set forth below.

Amarantus Bioscience Holdings, Inc.		PGI Drug Discovery LLC

BY:	/s/ Gerald Commissiong	BY:	/s/ Emer Leahy
	Gerald Commisiong		Emer Leahy

TITLE:	President	TITLE:	President

DATE:	January 10, 2014	DATE:	January 9, 2014

Exhibit A

LICENSED PATENTS

PGI Licensed Patents

Treatment for Attention-Deficit Hyperactivity Disorder

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105003	U.S.	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 60/306,825 FILING DATE: July 20, 2001	EXPIRED Provisional - Converted

13565-105003US1	U.S.	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 60/382,931 FILING DATE: May 23, 2002	EXPIRED

13565-105003US2	U.S.	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 10/199,634 FILING DATE: July 19, 2002

GRANTED PATENT

U.S. Patent No. 7,504,395, issued on March 17, 2009. Patent will expire on July 19, 2022

September 17, 2012 - paid

September 17, 2016 - 7.5 year maintenance fee due

September 17, 2020 - 11.5 year maintenance fee due

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105003US3 (CON)	U.S.	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 11/219,416 FILING DATE: September 2, 2005

GRANTED PATENT

U.S. Patent No. 7,557,109, issued on July 7, 2009. Patent will expire on July 19, 2022

January 7, 2013 - paid

January 7, 2017 - 7.5 year maintenance fee due

January 7, 2021 - 11.5 year maintenance fee due

13565-105003US4 (CON)	U.S.	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 12/344,051 FILING DATE: December 24, 2008

ABANDONED

April 26, 2010 - Office Action received.

September 14, 2010 - Instructions from client to abandon application and file Continuation

September 20, 2010 - Extension of time filed to file Continuation application

December 22, 2010 - Notice of Abandonment

13565-105003US5 (CON)	U.S.	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 12/885,822 FILING DATE: September 20, 2010

ABANDONED

September 20, 2010 - Continuation application filed in USPTO

October 7, 2010 - Filing Receipt and Notice of Acceptance of Power of Attorney received from the USPTO

January 14, 2011 - Notice of Publication (US 2011-0008425)

February 18, 2011 - Nonfinal Rejection issued. Response due May 18, 2011. Stat Date is August 18, 2011.

August 16, 2011 - Extension of Time filed for filing a Continuation application

September 29, 2011 - Notice of Abandonment

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105003US6 (CON)	U.S.	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 13/210,474 FILING DATE: August 16, 2011

ABANDONED

August 16, 2011 - Continuation application filed

August 31, 2011 - Filing Receipt and Missing Parts Notice issued.

November 30, 2011 - Response to Missing Parts filed

December 13, 2011 - Updated Filing Receipt received

March 22, 2012- Notice of Publication (US 20120070494)

June 19, 2012 - Nonfinal Rejection

January 17, 2013 - Notice of Abandonment

13565-105003PC	WO	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: PCT/US02/23081 FILING DATE: July 19, 2002	NATIONAL STAGE ENTERED in Australia, Canada, Europe, Hong Kong and Japan

13565-105003AU	Australia	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 2002322539 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 2002322539 issued on January 10, 2008. Patent expires on July 19, 2022 Next annuity due July 19, 2014

13565-105003AU1 (DIV)	Australia	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 2007254677 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 2007254677 issued on February 25, 2010. Patent expires on July 19, 2022 Next annuity due July 19, 2014

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105003CA	Canada	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 2,453,837 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 2,453,837 issued on October 4, 2011. Patent expires on July 19, 2022 Next annuity due July 19, 2014

13565-105003CH	Switzerland	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 02756536.5 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 1408976, issued on March 11, 2009. Patent expires on July 19, 2022 Next annuity due July 19, 2014

13565-105003DE	Germany	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 02756536.5 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 1408976, issued on March 11, 2009. Patent expires on July 19, 2022 Next annuity due July 19, 2014

13565-105003DK	Denmark	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 02756536.5 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 1408976, issued on March 11, 2009. Patent expires on July 19, 2022 Next annuity due July 19, 2014

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105003EP	Europe	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 02756536.5 FILING DATE: July 19, 2002

GRANTED PATENT

Patent No. 1408976, issued on March 11, 2009. Patent expires on July 19, 2022

EP Patent validated in: Denmark, France, Germany, Great Britain Ireland, Italy, Spain, Sweden, Switzerland, and the Netherlands

Received communication from EPO re allowance of limitation to EP patent.

September 1, 2010 - European Patent Certificate received

13565-105003EP1	Europe	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 08173141.6 FILING DATE: July 19, 2002

ABANDONED APPLICATION

June 23, 2010 - agent instructed EPO to proceed with the application.

September 29, 2010 - Examination Report received. Response due April 2, 2011 (including 2 month extension of time)

July 6, 2011 - instructions from client not to take any action to re-instate the application

13565-105003ES	Spain	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 02756536.5 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 1408976, issued on March 11, 2009. Patent expires on July 19, 2022 Next annuity due July 19, 2014

13565-105003FR	France	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 02756536.5 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 1408976, issued on March 11, 2009. Patent expires on July 19, 2022 Next annuity due July 19, 2014

13565-105003GB	Great Britain	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 02756536.5 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 1408976, issued on March 11, 2009. Patent expires on July 19, 2022 Next annuity due July 19, 2014

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105003HK	Hong Kong	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 04108300.4 FILING DATE: October 21, 2004	GRANTED PATENT Patent No. 1065478, issued on August 7, 2009. Patent expires on July 19, 2022 Next annuity due July 19, 2014

13565-105003HK1	Hong Kong	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 09105434.4 FILING DATE: October 21, 2004	ABANDONED APPLICATION Validation of HK Application based on EP 08173141.6

13565-105003IE	Ireland	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 02756536.5 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 1408976, issued on March 11, 2009. Patent expires on July 19, 2022 Next annuity due July 19, 2014

13565-105003IT	Italy	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 02756536.5 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 1408976, issued on March 11, 2009. Patent expires on July 19, 2022 Next annuity due July 19, 2014

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105003JP	Japan	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 2003-513563 FILING DATE: July 19, 2002

GRANTED PATENT

Patent No. 5080716, issued on September 7, 2012. Patent expires on July 19, 2022

April 27, 2010 - Response to Refusal Notification filed.

July 7, 2010 - Response and a claim Amendment and a Demand for an Appeal Trial filed.

October 5, 2010 - Notification of Termination of Pre-Trial Reexamination by the Examiner received indicating that the case has been removed from examination and forwarded to Appeal Examiner.

November 1, 2011 - Questioning issued by the Japanese Patent Office

January 30, 2012 - Response to Questioning filed

August 29, 2012 - Associate encloses favorable Trial Decision

August 31, 2012 - Annual Fee paid

September 7, 2012 - Patent Issued

Next annuity due September 7, 2015

13565-105003NL	Netherlands	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 02756536.5 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 1408976, issued on March 11, 2009. Patent expires on July 19, 2022 Next annuity due July 19, 2014

13565-105003SE	Sweden	INVENTOR(S): Daniela Brunner and Daniel W. Goodman TITLE: TREATMENT FOR ATTENTION-DEFICIT HYPERACTIVITY DISORDER SERIAL NO: 02756536.5 FILING DATE: July 19, 2002	GRANTED PATENT Patent No. 1408976, issued on March 11, 2009. Patent expires on July 19, 2022 Next annuity due July 19, 2014

Treatment for Neurological and Mental Disorders

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105010	U.S.	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 61/057,713 FILING DATE: May 30, 2008	EXPIRED Provisional - Converted

13565-105010US1	U.S.	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 12/472,509 FILING DATE: May 27, 2009

ABANDONED

September 3, 2010 - Restriction Requirement issued.

October 1, 2010 - Response to Restriction filed. Species election (PD) filed February 8, 2011.

May 31, 2011 - Nonfinal Rejection issued

November 23, 2011 - Extension of Time filed to file Continuation application

January 20, 2012 - Notice of Abandonment

13565-105010US2 (CON)	U.S.	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 12/942,408 FILING DATE: November 9, 2010

ABANDONED

November 9, 2010 - Continuation application filed (claims directed to combinations for schizophrenia treatment)

November 24, 2010 - Filing Receipt issued. Awaiting further action from the USPTO

March 3, 2011 - Notice of Publication (US 2011-0053956)

January 20, 2012 - Office Action issued.

June 29, 2012 - instructions from client to abandon application

September 14, 2012 - Notice of Abandonment rec’d

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105010US3 (CON)	U.S.	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 13/303210 FILING DATE: November 23, 2011

PENDING APPLICATION

November 23, 2011 - Continuation application filed (CON of 12/472,509)

December 12,2011 - Filing Receipt and Notice to File Missing Parts issued.

March 22, 2012 - Notice of Publication (US 2012/0071495)

July 11, 2012 - Response to Missing Parts and Preliminary Amendment filed

September 12, 2012 - Restriction Requirement rec’d

November 12, 2012 - Response to RR filed

January 9, 2013 - Nonfinal Rejection.

July 7, 2013 – Response filed

August 7, 2013 Final Rejection issued – Response deadline February 7, 2014

13565-105010PC	WO	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: PCT/US2009/045221 FILING DATE: May 27, 2009	NATIONAL STAGE ENTERED in Australia, Canada, China, Europe, Japan, and Korea

13565-105010AU	Australia	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 2009255333 FILING DATE: May 27, 2009	PENDING APPLICATION November 12, 2010 - National phase application filed. Annuity due May 27, 2014 Awaiting first Examiner’s Report

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105010CA	Canada	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 2,725,356 FILING DATE: May 27, 2009	PENDING APPLICATION November 23, 2010 - National phase application filed. Annuity due May 27, 2014 May 27, 2014 - Request for Examination deadline.

13565-105010CN	China	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 200980122051.9 FILING DATE: May 27, 2009	ABANDONED Application abandoned in favor of divisional application

13565-105010CN1 (DIV)	China	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 201210289775.5 FILING DATE: May 27, 2009	PENDING APPLICATION August 15, 2012 - Divisional application filed October 21, 2013 – First office action issued– Response due – February 21, 2014

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105010EP	Europe	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 09759052.5 FILING DATE: May 27, 2009

PENDING APPLICATION

July 7, 2010 - European application filed (Claims directed to Eltoprazine or a pharmaceutically acceptable acid addition salt thereof for use in treating a neurological or mental disorder, for treating hyperactivity, for inattention and impulsivity)

August 23, 2011 - Supplementary European Search Report issued.

February 22, 2012 - Instructions to EP associate that client wants to take advantage of further processing

April 12, 2012 - Notice of Loss of Rights issued

June 22, 2012 - Response and request to reinstate application filed

July 16, 2012 – Request for further processing allowed

November 13, 2013 – Examination Report issued –Response due March 13, 2014

Annuity due May 27, 2014

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105010EP1	Europe	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 10172550.5 FILING DATE: May 27, 2009

ABANDONED

August 11, 2010 - Divisional application filed (claims directed to movement disorders associated with Parkinson’s disease).

September 8, 2011 - Extended Search Report issued

March 27, 2012 - Instructions to associate to allow application to lapse but client may want to request further processing

May 22, 2012 - Notice of Loss of Right issued failure to pay Designation Fee/Examination Fee

July 25, 2012 - instructions from client to abandon application; instructions to associate to abandon application

September 12, 2012 - Application abandoned

13565-105010HK	Hong Kong	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 11112413.1 FILING DATE: May 27, 2009	ABANDONED Abandoned in view of Chinese application being abandoned

13565-105010HK1	Hong Kong	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 13111097.4 FILING DATE: May 27, 2009	PENDING APPLICATION September 27, 2013 – Application filed based on CN 201210289775.5

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105010JP	Japan	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 2011-511764 FILING DATE: May 27, 2009	PENDING APPLICATION November 16, 2010 - Japanese application filed. May 21, 2012 - Request for Examination filed. November 7, 2013 – Notification of Refusal issued – Response due February 7, 2014

13565-105010KR	Korea	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 2010-7029297 FILING DATE: May 27, 2009	PENDING APPLICATION December 27, 2010 - Korean application filed. May 27, 2014 - Request for Examination deadline

13565-105010TW	Taiwan	INVENTOR(S): Emer Leahy and Mark Day TITLE: Treatment for Neurological and Mental Disorders SERIAL NO: 098117941 FILING DATE: May 30., 2008	PENDING APPLICATION March 16, 2010 - Application published May 22, 2012 - Request for Examination filed. December 11, 2013 – Office Action issued – Response due March 11, 2014

Pharmacological Treatment of Parkinson's Disease (Wolf applications)

Assigned to: The U.S. Government as represented by the Dept. of Veteran’s Affairs; exclusively licensed to PsychoGenics

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105017	U.S.	INVENTOR(S): William Wolf TITLE: Pharmacological Treatment of Parkinson's Disease SERIAL NO: 60/777,939 FILING DATE: February 28, 2006	EXPIRED Provisional - Converted

13565-105017	U.S.	INVENTOR(S): William Wolf TITLE: Pharmacological Treatment of Parkinson's Disease SERIAL NO: 11/713,156 FILING DATE: February 28, 2007	PENDING APPLICATION July 15, 2010 - RCE and Amendment and Response filed April 1, 2011 - Status inquiry filed October 3, 2013 – Nonfinal Rejection issued – Response deadline – April 3, 2014

13565-105017	U.S.	INVENTOR(S): William Wolf TITLE: Pharmacological Treatment of Parkinson's Disease SERIAL NO: 12/730,972 FILING DATE: March 24, 2010

PENDING APPLICATION

March 24, 2010 - Continuation application filed

April 2, 2010 - Filing Receipt

July 15, 2010 - Notice of Publication (US 2010/0179171)

December 20, 2010 - IDS filed

April 2, 2012 - Power of Attorney filed.

October 3, 2012 - Nonfinal Rejection rec’d

April 3, 2013 – Response filed

May 2, 2013 – Supplemental Response filed

July 9, 2013 – Final Rejection issued

January 7, 2014 – Response, RCE and IDS filed

Awaiting further action from USPTO

LID Combinations: Eltoprazine Combinations For The Treatment Of L-DOPA-Induced Dyskinesia And Parkinsons Disease

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105019	U.S.

INVENTOR(S):    Emer Leahy, David Lowe, Paul McGonigle and Bavani Shankar

TITLE:                  Eltoprazine Combinations For The Treatment Of L-Dopa-Induced Dyskinesia And Parkinsons Disease

SERIAL NO:         61/434,707

FILING DATE:     January 20, 2011

ABANDONED January 20, 2011 - Provisional application filed. February 19, 2011 - Filing Receipt issued. January 11, 2012 - Instructions from client to abandon application

13565-105019US1	U.S.

INVENTOR(S):    Emer Leahy, David Lowe, Paul McGonigle and Bavani Shankar

TITLE:                  Eltoprazine Combinations For The Treatment Of L-Dopa-Induced Dyskinesia And Parkinsons Disease

SERIAL NO:         61/434,990

FILING DATE:     January 21, 2011

ABANDONED January 21, 2011 - Provisional application filed. February 24, 2011 - Filing Receipt issued. January 11, 2012 - Instructions from client to abandon application

Treatment of Motor and Movement Disorder Side Effects
Associated with Parkinson's Disease Treatments

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

13565-105025	U.S.	INVENTOR(S): Emer Leahy and Bavani Shankar TITLE: Treatment of Motor and Movement Disorder Side Effects Associated with Parkinson's Disease Treatments SERIAL NO: 61/658,401 FILING DATE: June 11, 2012	EXPIRED June 11, 2012 - Provisional application filed. June 28, 2012 - Filing Receipt issued.

13565-105025US1	U.S.	INVENTOR(S): Emer Leahy and Bavani Shankar TITLE: Treatment of Motor and Movement Disorder Side Effects Associated with Parkinson's Disease Treatments SERIAL NO: 13/911,639 FILING DATE: June 6, 2013	PENDING APPLICATION June 6, 2013 – U.S. application filed July 8, 2013 – Filing Receipt rec’d December 12, 2013 – Notice of Publication issued (US2013-0331399) Awaiting action from USPTO

13565-105025PC	WO

INVENTOR(S):    Emer Leahy and Bavani Shankar

TITLE:                   Treatment of Motor and Movement Disorder Side Effects Associated with Parkinson's Disease Treatments

SERIAL NO:         PCT/US2013/44509

FILING DATE:     June 6, 2013

PENDING APPLICATION June 6, 2013 – PCT application filed December 11, 2014 – 30 month national stage filing

Solvay Licensed Patents

K&S DOCKET NO.	COUNTRY	INVENTOR(S), TITLE APPLICATION SERIAL NO. AND FILING DATE	STATUS

Solvay Patents	US

INVENTOR(S):  Hartog et al

TITLE: Bibyclic Heteroacrylpiperazine

Derivatives having psychotropic Activity, and pharmaceutical Compositions containing these

Derivatives

PATENT NO:  5,424,313

FILING DATE:  Oct 12, 1993

EXPIRED PATENT Claims earliest priority to US 06/810,094, filed December 18, 1985, now abandoned. Issued June 13, 1995 Expired on June 13, 2012